Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of March 31, 2005 (the “Effective Date”), by and between Discovery Partners, Inc., a Delaware corporation (the “Company”), and Michael C. Venuti, Ph.D. (“Executive”).  The Company and Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

RECITALS

A.                                    The Company desires assurance of the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B.                                    Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.                                      EMPLOYMENT.

1.1                               Term.  Executive shall be employed at will, meaning that either Executive or the Company may terminate this Agreement and Executive’s employment by the Company at any time, with or without cause.

1.2                               Title.  Executive shall initially have the title of Chief Scientific Officer of the Company and shall serve in such other capacity or capacities as the Company may from time to time prescribe.  Executive shall report to the Chief Executive Officer of the Company.

1.3                               Duties.  Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of Chief Scientific Officer, consistent with the bylaws of the Company and as required by the officers to whom Executive shall report.  The position of Chief Scientific Officer is a full time position.

1.4                               Policies and Practices.  The employment relationship between the Parties shall be governed by the policies and practices established by the Company and the Board.  Executive acknowledges that he has read the Company’s Employee Handbook and other governing policies, which will govern the terms and conditions of his employment with the Company, along with this Agreement.  In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.

1.5                               Location.  Unless the Parties otherwise agree in writing, during the term of this Agreement, Executive shall perform the services Executive is required to perform pursuant to this Agreement at the Company’s offices, located in South San Francisco, California, or at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

2.                                      LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

2.1                               Loyalty.  During Executive’s employment by the Company, Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement.

2.2                               Covenant not to Compete.  Except with the prior written consent of the Company’s Board of Directors or the Company’s Chief Executive Officer, Executive will not, during any period during which Executive is receiving any compensation or any other consideration from the Company, engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates.  For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

2.3                               Agreement not to Participate in Company’s Competitors.  During any period during which Executive is receiving any compensation or consideration from the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates.  Ownership by Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

3.                                      COMPENSATION OF EXECUTIVE.

3.1                               Base Salary.  The Company shall pay Executive a base salary of three hundred fifty-one thousand five hundred dollars ($351,500.00) per year, less payroll deductions and all required withholdings payable in regular periodic payments in accordance with Company policy (the “Base Salary”).  The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

3.2                               Annual Bonus Program.  In addition to the Base Salary, Executive shall be eligible to participate in such performance bonus programs for executive officers of the Company as may be provided from time to time by the Company.  Executive shall be eligible to earn an annual bonus of up to a maximum of thirty-five percent (35%) of the Base Salary provided that both corporate performance targets and individual performance targets established by the Compensation Committee of the Company’s Board of Directors or such other committee or individual as the Board of Directors may specify are met.

3.3                               Restricted Stock Award.  Subject to approval by the Board of Directors, and pursuant to the terms of the Company’s 2000 Stock Incentive Plan, the Company will grant to Executive the right to receive two hundred thousand (200,000) shares of the common stock of the Company which right shall vest, provided that Executive remains a full time employee of the Company without break or interruption of service, on the fifth anniversary of Executive’s first day of employment by the Company (the “Restricted Stock Award”).  The vesting of the Restricted Stock Award may be accelerated provided that Executive and the Company meet specific performance targets to be agreed by the Parties; any such agreement shall specify the performance target(s), any deadline(s) or milestone(s), and the number of shares of the Restricted Stock Award to be accelerated upon attainment of the specific performance targets.

3.4                               Changes to Compensation.  Executive’s compensation will be reviewed on a regular basis by the Company and may be changed from time to time as deemed appropriate.

3.5                               Employment Taxes.  All of Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

4.                                      SEVERANCE AND CHANGE IN CONTROL BENEFITS

4.1                               Severance Benefits.  If Executive’s employment terminates due to a Covered Termination after the date of execution of this Agreement, Executive shall receive any annual base salary and bonus compensation that has been earned but is unpaid as of the date of such Covered Termination.  In addition, Executive shall continue to receive Executive’s Base Salary in effect as of the date of such Covered Termination for a period of (12) months, commencing on the date on which the Release described in Section 4.3 below becomes effective in accordance with its terms, subject to applicable tax withholding and paid on the Company’s standard payroll dates and in accordance with the Company’s standard payroll practices.  In addition, within ten (10) business days following the effective date of the Release described in Section 4.3 below, the Company shall pay to Executive a lump sum amount in cash, less standard deductions and withholdings, equal to the quotient of: (i) Executive’s average bonus for the three prior full calendar years of employment with the Company (or such lesser number of full calendar years during which Executive was employed by the Company), times (ii) the number of days in the calendar year through the effective date of the Covered Termination, divided by (iii) 365.  In addition, following a Covered Termination, Executive and Executive’s covered dependents shall be eligible to continue their health care benefit coverage as permitted by COBRA (Internal Revenue Code Section 4980B) at the same cost to Executive as in effect immediately prior to the Covered Termination for the one (1)-year period following the Covered Termination, provided that Executive timely elects COBRA coverage.  Executive shall be entitled to maintain coverage for Executive and Executive’s eligible dependents at Executive’s own expense or the balance of the period that Executive is entitled to coverage under COBRA in accordance with applicable law.

4.2                               Parachute Payments.  If any payment or benefit Executive would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the Change in Control): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executives stock awards unless Executive elects in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

4.3                               Release.  Upon the occurrence of a Covered Termination, and prior to the receipt of any benefits under Section 4.1 (except pursuant to the first sentence thereof) on account of the occurrence of such Covered Termination, Executive shall execute a Release (the “Release”) in the form attached hereto as Exhibit A.  The Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under the Company’s standard form of proprietary information agreement.  It is understood that Executive has a certain period to consider whether to execute the Release, and Executive may revoke the Release within seven (7) business days after execution.  In the event Executive does not execute the Release within the applicable period, none of the aforesaid benefits shall be payable under this Agreement and this Agreement shall be null and void.

4.4                               Definitions.                                For purposes of this Section 4, the following terms are defined as follows:

4.4.1                     “Cause” means:

(a)                                  Executive’s intentional action or intentional failure to act that was performed in bad faith and to the material detriment of the business of the Company;

(b)                                  Executive’s intentional refusal or intentional failure to act in accordance with any lawful and proper direction or order of the Board or the appropriate individual to whom Executive reports;

(c)                                  Executive’s willful and habitual neglect of Executive’s duties of employment;

(d)                                  Executive’s violation of any noncompetition or noninterference agreement that Executive has entered into with the Company; or

(e)                                  Executive’s conviction of a felony crime involving moral turpitude;

provided, however, that if any of the foregoing events under clauses (a), (b), (c), or (d) above is, in the sole and exclusive discretion of the Company, capable of being cured, the Company shall provide written notice to Executive describing the nature of such event and Executive shall have ten (10) business days to cure such event.

4.4.2                     “Covered Termination” means (i) an Involuntary Termination Without Cause that occurs at any time, without regard to a Change in Control, or (ii) a voluntary termination for Good Reason that occurs on or after the effective date of a Change in Control.

4.4.3                     “Good Reason” means that following a Change in Control any of the following are undertaken without Executive’s express written consent:

(a)                                  the assignment to Executive of any duties or responsibilities that results in any diminution or adverse change of Executive’s position, status, circumstances of employment or scope of responsibilities;

(b)                                  a reduction by the Company in Executive’s annual base salary as in effect on the effective date of the Change in Control;

(c)                                  the taking of any action by the Company that would adversely affect Executive’s participation in, or reduce Executive’s benefits under, the Company’s benefit plans (including equity benefits) as of the effective date of the Change in Control, except to the extent the benefits of all other executives of the Company are similarly reduced;

(d)                                  a relocation of Executive’s principal officer to a location more than forty (40) miles from the location at which Executive was performing Executive’s duties as the effective date of the Change in Control, except for required travel by Executive on the Company’s business;

(e)                                  any material breach by the Company of any provision of this Agreement; or

(f)                                    any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

4.4.4                     “Involuntary Termination Without Cause” means Executive’s dismissal or discharge other than for Cause.  The termination of Executive’s employment as a result of Executive’s death or disability will not be deemed to be an Involuntary Termination Without Cause.

5.                                      Confidential And Proprietary Information; Nonsolicitation.

5.1                               As a condition of employment Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit B.

5.2                               While employed by the Company and for one (1) year thereafter, Executive agrees that in order to protect the Company’s Confidential and Proprietary Information from unauthorized use, that Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or the business of any customer, supplier, service provider, vendor or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was doing business with the Company or listed on Company’s customer, supplier, service provider, vendor or distributor list.

6.                                      Assignment and Binding Effect.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives.  Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

7.                                      Choice of Law.

This Agreement is made in California.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

8.                                      Integration.

This Agreement, including Exhibits A and B, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as Exhibit B hereto, the Proprietary Information and Inventions Agreement controls.  To the extent this Agreement conflicts with the terms of the Employee Handbook, this Agreement controls.

9.                                      Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Chief Executive Officer of the Company.

10.                               Waiver.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11.                               Severability.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

12.                               Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with his own independent counsel and tax advisors with respect to the terms of this Agreement.  The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.                               Representations and Warranties.

Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

14.                               Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

15.                               Arbitration.

To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive’s employment, or the termination of that employment, will be resolved pursuant to the Federal Arbitration Act and to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California conducted by the Judicial Arbitration and Mediation Services (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  Both Executive and the Company shall be entitled to all rights and remedies that either Executive or the Company would be entitled to pursue in a court of law.  The Company shall pay all fees in excess of those which would be required if the dispute was decided in a court of law, including the arbitrator’s fee.  Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

16.                               Trade Secrets Of Others.

It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from Executive any such information.  Consistent with the foregoing, Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

17.                               Advertising Waiver.

Executive agrees to permit the Company and/or its Affiliates, and persons or other organizations authorized by the Company and/or its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its Affiliates, or the machinery and equipment used in the provision thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company and/or its Affiliates, appear.  Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

In Witness Whereof, the Parties have executed this Agreement as of the date first above written.

Discovery Partners, Inc.

By:	/s/ Riccardo Piglucci
Riccardo Piglucci
Chief Executive Officer

Dated: March 31, 2005

Michael C. Venuti, Ph.D.

/s/ Michael C. Venuti, Ph.D.
Michael C. Venuti, Ph.D.

Dated: March 31, 2005

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in the Employment Agreement dated March 31, 2005, to which this form is attached, I, Michael C. Venuti, Ph.D., hereby furnish DISCOVERY PARTNERS, INC. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company.  If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired, which shall be the eighth day following my execution of this Release and Waiver (the “Effective Date”).

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.  Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.  I understand and agree that my right to the severance pay and other benefits I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information & Inventions Agreement.

This Release and Waiver, including Exhibit A hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
Michael C. Venuti, Ph.D.

EXHIBIT B

Proprietary Information

and Inventions Agreement

Discovery Partners International, Inc.

9640 Towne Centre Drive

San Diego, CA 92121

The following confirms an agreement between Discovery Partners International, Inc. a California corporation (the “Company,” which term includes the Company’s subsidiaries, successors and assigns), and me, which is a material part of the consideration for my employment by the company.

1.               “Proprietary Information” is information that was developed by, became known by, or was assigned or otherwise conveyed to the Company, and which has commercial value in the Company’s business.  I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information of the Company or its customers, which may be learned by me during the period of my employment.  By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, cell-lines, gels, information, compilations, formulas, data and know-how, software programs, improvements, inventions, techniques, marketing plans, strategies, forecasts, computer programs and copyrightable material and customer lists.

2.               In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

a)              All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information.  At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

b)             All documents, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment shall be and remain the sole property of the Company and shall be returned to it immediately as and when requested by the Company.  Even if the Company does not so request, I shall return and deliver all such property upon termination of any employment by me or by the Company for any reason and I will not take with me such property or any reproduction of such property upon such termination.

c)              I will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by me, either alone or jointly with others during the term of my employment and for one (1) year thereafter (all said improvements, inventions, formulas, ideas, processes, techniques, know-how and data shall be hereinafter collectively called “inventions”).

d)             During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of the Company to leave the Company for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company, provided that the foregoing shall not affect any responsibility I may have as an employee of the Company with respect to the bonafide hiring and firing of Company personnel.

e)              I agree that all inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached hereto.  The Company shall be the sole owner of all patents, copyrights and other intellectual property or other rights in connection therewith.  I hereby assign to the Company any rights I may have or acquire in such inventions.  I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining and enforcing patents, copyrights or other rights on such Inventions and improvements in any and all countries.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.  I hereby irrevocably designate and appoint the company and its duly authorized officers and agents, as my agents and attorney’s-in-fact to act for and in my behalf and instead of me, to execute and file any applications or related filings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with same legal force and effect as if executed by me.

f)                As a matter of record I attach hereto a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment with the Company that I desire to remove from the operation of this Agreement, and I covenant that such list is complete.  If no such list is attached to this Agreement, I represent that I have no such inventions and improvements at the time of signing this Agreement.

g)             I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence Proprietary Information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

h)             I represent the execution of this Agreement, my employment with the Company and my performance of my proposed duties to the Company in the development of its business will not violate any obligations I may have to any former employer.

i)                 This Agreement does not require assignment of an invention, which an employee cannot be obligated to assign under Section 2870 of the California Labor Code (hereinafter called “Section 2870”).  However, I will disclose any Inventions as required by Section 2.c) hereof regardless of whether I believe the Invention is protected by Section 2870, in order to permit the Company to engage in a review process to determine such issues as may arise.  Such disclosure shall be received in confidence by the Company.

3.               This Agreement shall be effective as of the first day of my employment by the Company; and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its successors and assigns.

DATE:

Signature

Print Name

ACCEPTED AND AGREED TO:

Discovery Partners International, Inc.

By:

Title:

Exhibit A

Discovery Partners International, Inc.

9640 Towne Centre Drive

San Diego, CA 92121

1.               The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Discovery Partners International, Inc. that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the company that I desire to remove from the operation of the Company’s Propriety Information and Inventions Agreement:

                       No inventions or improvements.

                       See below:  Any all inventions regarding

                       Additional sheets attached.

2.               I propose to bring to my employment the following materials and documents of a former employer:

                       No materials or documents

                       See below:

DATE:

Signature

Print Name

Exhibit B

§2870.  Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)          Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)          Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)          Result from any work performed by the employee for the employer.

(b)         To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

DATE:

Signature

Print Name